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                      Exhibit 23.0

              Independent Accountants' Consent


The Board of Directors
Haven Bancorp, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-79740, No. 333-85056 and No. 333-20823) on Form
S-8 of Haven Bancorp, Inc. of our report dated January 23, 1997, relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the 1996 Annual Report on Form 10-K of Haven Bancorp, Inc.


                                   KPMG Peat Marwick LLP

Jericho, New York
March 28, 1997